UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Amendment No. 1)


                    Under the Securities Exchange Act of 1934


                                    SDL, Inc.
                                    ---------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    784076101
                                    ---------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 784076101                Schedule 13G                      Page 2 of 5
          ---------

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1.       Name of Reporting Person                 Nippon Telegraph and Telephone
         S.S. or I.R.S. Identification            Corporation
         No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                (a) [_]
         if a Member of a Group                   (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

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4.       Citizenship or Place of Organization        Japan

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power            0
Beneficially               (6)   Shared Voting Power          0
Owned by Each              (7)   Sole Dispositive Power       0
Reporting Person           (8)   Shared Dispositive Power     0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                  [_]

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9         0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                                CO

--------------------------------------------------------------------------------
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CUSIP NO. 784076101                Schedule 13G                      Page 3 of 5
          ---------

ITEM 1.

         (a)      NAME OF ISSUER.
                  --------------

                  SDL, Inc.


         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  -----------------------------------------------

                  80 Rose Orchard Way
                  San Jose, California 95134-1365


ITEM 2.

         (a)      NAMES OF PERSONS FILING.
                  -----------------------

                  Nippon Telegraph and Telephone Corporation ("NTT")


         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE.
                  ------------------------------------

                  3-1 Otemachi 2-chome
                  Chiyoda-ku, Tokyo 100-8116
                  Japan


         (c)      CITIZENSHIP.
                  -----------

                  Japan


         (d)      TITLE OF CLASS SECURITIES.
                  -------------------------

                  Common Stock, par value $0.001 per share (the "Shares")


         (e)      CUSIP NUMBER.
                  ------------

                  784076101


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CUSIP NO. 784076101                Schedule 13G                      Page 4 of 5
          ---------

ITEM 3. This statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b).


ITEM 4. As of November 30, 2000, NTT owned no Shares. See Items 5 through 11 of the cover page attached hereto.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.


ITEM 10.          CERTIFICATION.

                  Not applicable.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 784076101                Schedule 13G                      Page 5 of 5
          ---------


                                       13G


                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 9, 2001.


                                   NIPPON TELEGRAPH AND TELEPHONE
                                     CORPORATION


                                   By:  /s/  Kanji Koide
                                        ----------------------------
                                        Name:  Kanji Koide
                                        Title: Senior Vice President